EXHIBIT 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated May 2, 2025 with respect to the balance sheets of Med-X Inc. as of December 31, 2024 and the related statements of operations, stockholders’ equity/deficit and cash flows for the year ended December 31, 2024 and the related notes to the financial statements, which report appears in the Offering Circular that is a part of this Offering Statement.

SetApart Accountancy Corp

May 5, 2025

Los Angeles, California